Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-61645, 333-37878); and on Form S-3 (Registration No. 333-114483) of TOR Minerals International, Inc. of our report dated March 12, 2012, with respect to the consolidated financial statements of TOR Minerals International, Inc. and Subsidiaries as of  December 31, 2011 and 2010 and for each of the three years ended December 31, 2011 included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ UHY LLP
UHY LLP
Houston, Texas
March 12, 2012